EXHIBIT 1

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

The Board of Directors for
Pengrowth Energy Trust

We consent to the use of our audit report dated February 29, 2004 except for Note 11 which is as of March 4, 2004 relating to the consolidated balance sheets of Pengrowth Energy Trust (the “Trust”) as at December 31, 2003 and 2002, and the consolidated statements of income, trust unitholders’ equity and cash flow for the years then ended, which report appears in the 2003 Annual Report on Form 40-F of the Trust.

KPMG LLP
Chartered Accountants
Calgary, Canada
May 17, 2004

COMMENTS BY AUDITOR FOR US READERS ON CANADA-US REPORTING DIFFERENCES

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principle that has a material effect on the comparability of the Trust’s financial statements, such as the change described in Note 3 to the consolidated financial statements. Our report to the unitholders dated February 29, 2004 except for Note 11 which is as of March 4, 2004, incorporated by reference herein, is expressed in accordance with Canadian reporting standards which do not require a reference to such a change in accounting principles in the auditors’ report when the change is properly accounted for and adequately disclosed in the financial statements.

KPMG LLP
Chartered Accountants
Calgary, Canada
February 29, 2004 except for Note 11 which as of March 4, 2004